Exhibit 10.16

NEOGEN CORPORATION

2023 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Participant Name: [●]

Grant Date: [●]

Option Granted to Purchase: [●] Shares

Option Price: $[●] per Share

THIS AWARD AGREEMENT, dated as of the Grant Date set forth above, is entered into by and between Neogen Corporation, a Michigan corporation (the “Company”), and the Participant set forth above. Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.

1.
Incorporation of Plan. This incentive award (“Award”) is granted pursuant to and subject to all of the terms and conditions of the Neogen Corporation 2023 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
2.
Award of Option. The Company hereby grants the Participant Options to purchase the number of shares of common stock, par value $0.16, of the Company (“Shares”) set forth above at an Option Price per Share as set forth above. The Option is intended to be a Non-Qualified Stock Option. The Option will expire on the seven (7) year anniversary of the Grant Date.
3.
Exercisability. Subject to the terms contained in this Award Agreement and in the Plan, the Participant may exercise the Option in accordance with the following schedule:
(i)
Prior to the one (1) year anniversary of the Grant Date, the Participant may not purchase any Shares.
(ii)
Beginning on the one (1) year anniversary of the Grant Date, the Participant may purchase up to one-third of the Shares.
(iii)
Beginning on the two (2) year anniversary of the Grant Date, the Participant may purchase up to two-thirds of the Shares, including Shares previously purchased.
(iv)
Beginning on the three (3) year anniversary of the Grant Date, the Participant may purchase up to 100% of the Shares, including Shares previously purchased.
4.
Exercise of Option. In order to exercise an Option, the Participant must use the equity compensation management platform, which, if applicable, includes payment to execute the Options at the purchase price; provided that, subject to applicable law, including any restrictions or limitations deemed necessary by the Company to comply with applicable securities or other laws, the Participant may satisfy such aggregate purchase price by one or more of the following methods: (i) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the aggregate purchase price, (ii) delivery of irrevocable instructions to a stockbroker to sell immediately some or all of the Shares acquired by exercise of the Option and to promptly deliver to the Company an amount of the sale proceeds sufficient to pay the aggregate purchase price, (iii) delivery of previously owned Shares having a Fair Market Value on the date of exercise equal to the aggregate purchase price, or (iv) any other form that is consistent with, or permitted by, applicable laws, regulations and rules.
5.
Termination of Service. Except as otherwise expressly provided in this Agreement or in a severance agreement between the Company and the Participant, if the Participant’s employment or service with the Company is terminated before exercise of an Option, the following terms apply:
(i)
Generally. An Option may be exercised after the date of the Participants termination of employment or service, as applicable, only to the extent that the Option was vested as of the date of such termination. Any Option not vested at the time of the Participants termination of employment or service, as applicable, shall terminate and the Shares underlying such Option shall revert to the Plan and become available for future Awards. A vested Option may not be exercised after the expiration of one of the periods described below in (ii) through (iv) or after the expiration of the Term of this Option.
(ii)
Termination upon Death or Disability. If the Participants employment or service, as applicable, is terminated due to the Participants death or Disability, the Participant (or the Participants beneficiary) may exercise the vested portion of an Option for up to one year after the date of the Participants termination of employment or service, as applicable, but in no event later than the date of expiration of this Option.
(iii)
Termination for Cause. If the Participants termination of employment or service, as applicable, is terminated for Cause, any outstanding Option (whether vested or unvested) will immediately expire and be forfeited upon such termination.
(iv)
Other Terminations. Upon any other termination of employment or service, as applicable, other than for the reasons set forth in subsections (ii) or (iii) above or as set forth in the Plan, the Participant may exercise the vested portion of the Option for up to 90 days after the date of the Participants termination of employment or service, as applicable, but in no event later than the date of expiration of this Option.
6.
Nontransferability of Options. The Option is nontransferable by the Participant other than by will or the laws of descent and distribution, and, during the lifetime of a Participant, the Option may be exercised only by the Participant or by the Participant’s guardian or legal representative.
7.
Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual Shares unless and until such Shares are issued to the Participant pursuant to the terms of the Plan.
8.
Registration. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Shares subject to this Award. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell Shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. The Participant agrees that any resale by him or her of the Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations. The Company will not be obligated to either issue the Shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

9.
No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company and the Participant

IN WITNESS WHEREOF, the undersigned has caused this Award Agreement to be executed as of the Grant Date.

NEOGEN CORPORATION

By:

John E. Adent

President and Chief Executive Officer